Exhibit 3.59
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TEXAS ARAI, INC.
     Texas Arai, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That the Board of Directors of the Corporation, by written consent, pursuant to §141(f) of the General Corporation Law of the State of Delaware, dated April 20, 2004, duly adopted a resolution setting forth the following amendment to the Certificate of Incorporation of the Corporation:
          Article FIRST of the Certificate of Incorporation is hereby amended to read as follows:
               “FIRST: The name of the corporation is TAI Holding, Inc.”
     SECOND: That hereafter, the sole stockholder of the Corporation, by written consent pursuant to Section 228(a) of the DGCL and dated April 20, 2004, duly adopted the foregoing amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the undersigned duly authorized officer of the Corporation this 31st day of August, 2004.

TEXAS ARAI, INC.
By:	/s/ Philip A. Choyce
Philip A. Choyce
Vice President